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                                                                EXHIBIT (3)(I).2

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             DOMINION RESOURCES INC.


         Dominion Resources Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That at a Meeting of the Board of Directors of Dominion Resources Inc., resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

         RESOLVED, that this Board of Directors sets forth the following proposed amendments to this Corporation's Certificate of Incorporation and declares the advisability of the adoption of such amendments and directs that such proposed amendments be considered at the annual meeting of stockholders to be held as heretofore authorized and directed and that a vote, in person or by proxy, be taken with respect to the adoption of such amendments:


                            Change of Corporate Name

         RESOLVED, that Article 1 of the Certificate of Incorporation of this corporation be hereby amended to read in its entirety as follows:

                  1. The name of the corporation (hereinafter sometimes called the "Corporation") is Digital Imaging Resources Inc.


Reduction in par Value of Common Shares; Reverse Stock Split; Authorize Shares of Undesignated Preferred Stock

         RESOLVED, that Article 4 of the Certificate of Incorporation of this Corporation be hereby amended to read in its entirety as follows:


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                  4.(a) The total number of shares of stock which the
         Corporation shall have the authority to issue is twenty six million (26,000,000), consisting of twenty five million (25,000,000) shares of Common Stock, each such share having a par value of $.001, and one million (1,000,000) shares of Preferred Stock, each such share having a par value of $.01. The Board of Directors is expressly authorized to issue preferred stock without stockholder approval, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware.
                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
                  (i) The number of shares constituting that series and the distinctive designation of that series;
                  (ii) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
                  (iii) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
                  (iv) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
                   (v) Whether that series shall have a sinking fund for the
         redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
                  (vi) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
                  (vii) Any other relative rights, preferences and limitations of that series.


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                  (b) On the date and at the time a Certificate of Amendment to the Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware (the "Effective Date"), each share of the Corporation's Common Stock, $.01 par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a one-for-twenty reverse stock split of the Corporation's Common Stock, $.001 par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive new certificates (the "New Certificates") pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of the Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamp to the Old Certificates surrendered, to provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are classified under the terms hereof shall be the reduced by the same amount of capital as represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law. As a result of this Amendment, the authorized Common Stock of the Corporation shall be 25,000,000 shares of Common Stock, $.001 par value per share, until thereafter reduced or increased in accordance with applicable law.


                       Limitation on Directors' Liability


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         RESOLVED, that the Certificate of Incorporation of this corporation be hereby amended to add thereto a new Article 10 to read in its entirety as follows:

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendments.


         IN WITNESS WHEREOF, said Dominion Resources Inc. has caused this Certificate to be signed by Theodore Swartwood, its President this 8th day of November, 2004.

                                                 Dominion Resources Inc.

                                                 /s/ Theodore Swartwood
                                                 ----------------------
                                                 Theodore Swartwood, President



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